Exhibit 99.3

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

Offer to Exchange

2005 Series A 3 1/4% Convertible Notes Due 2023

and an Exchange Fee

for all outstanding

2003 3 1/4% Convertible Notes due 2023

(CUSIP Nos. 203349AA3 and 203349AB1)

Pursuant to, and subject to the terms and conditions described in, the prospectus

dated May         , 2005 and related letter of transmittal

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

MIDNIGHT, NEW YORK CITY TIME, ON                      2005, UNLESS EARLIER TERMINATED OR EXTENDED.

May         , 2005

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

We are offering to exchange $1,000 principal amount of 2005 Series A 3 1/4% Convertible Notes Due 2023 (the “New Notes”) and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted 2003 3 1/4% Convertible Notes Due 2023 (the “Old Notes”).

The exchange offer is made on the terms and is subject to the conditions set forth in our prospectus dated May         , 2005 and the accompanying letter of transmittal.

We are asking you to contact your clients for whom you hold Old Notes. For your use and for forwarding to those clients, we are enclosing copies of the prospectus, as well as a letter of transmittal for the Old Notes. We are also enclosing a printed form of letter that you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

D.F. King & Co., Inc. has been appointed information agent for the exchange offer. Any inquiries you may have with respect to the exchange offer should be addressed to the information agent or to the dealer manager, at the respective addresses and telephone numbers as set forth on the back cover of the prospectus. Additional copies of the enclosed materials may be obtained from the information agent.

Very truly yours,

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

Nothing contained herein or in the enclosed documents shall constitute you our agent or the agent of the dealer manager, the information agent or the exchange agent, or authorize you or any other person to use any document or make any statement on our or their behalf in connection with the exchange offer other than statements made in our prospectus or the related letter of transmittal.